EXHIBIT 99.2

NEGOTIABLE PROMISSORY NOTE

$1,400,000	Reston, Virginia
July 6, 2005

FOR VALUE RECEIVED, QUADRAMED CORPORATION (the “Maker”) promises to pay to the order of JAMES D. DURHAM (together with any other person or persons who may from time to time hold this Note, the “Payee”), the principal sum of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000) (the “Principal Sum”), together with interest thereon at a fixed rate equal to five and 12/100 percent (5.12%) per annum from the date of this Note until the Principal Sum is paid in full, as follows:

The principal amount of this Note shall be payable on that date which is the earlier of (i) the date on which the proceeds of the Policy become payable by reason of Durham’s death or (ii) in five (5) equal annual installments beginning on the later of January 1, 2009 or January 1st of the year in which it is determined that QuadraMed as assignor and Durham as assignee is entitled to receive a payment from the cash value of the Policy pursuant to Section 3(b) of the Settlement Agreement (as defined below). Each such payment shall be accompanied by a payment of all accrued and unpaid interest hereunder.

All payments made on account of this Note shall be applied first to any unpaid collection and enforcement costs, next to accrued and unpaid interest and then to the unpaid Principal Sum. All payments on account of this Note shall be paid in lawful money of the United States of America via wire transfer to Payee, with Payee providing wire transfer instructions in writing to Insurer and/or Maker at least 3 business days in advance of any such payment. This Note may be prepaid by Maker in whole or in part at any time without penalty or premium.

Payee agrees that there shall be applied against payments due hereunder direct payments received from the John Hancock Variable Life Insurance Company (the “Insurer”) pursuant to the assignment made by Maker pursuant to Section 2(d) of that certain Settlement Agreement and General Release of even date herewith (the “Settlement Agreement”).

Payments under this Note shall be due and payable annually from the proceeds, if any, due to Maker from the Policy (as that term is defined in the Settlement Agreement) pursuant to the SDI Agreement (as that term is defined in the Settlement Agreement) including, without limitation, annual distributions (which distributions are scheduled to commence as stated in the SDI Agreement as modified by that certain Settlement Agreement herewith executed by Maker and Payee) under the Policy.

All amounts due pursuant to the terms of this Note are secured pursuant to the terms of the Security Agreement of even date herewith (the “Security Agreement”) between the Maker and the Payee.

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default (“Event of Default”):

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(a)	If Maker or Insurer fails to pay when due any payment of principal or interest on this Note.

(b)	If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c)	If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed or stayed within 60 days.

(d)	If Insurer shall become subject to an event described in subsection (b) above.

(e)	Default or breach in any material respect by Maker under the terms of the Security Agreement.

Immediately upon the occurrence of any of either of the events set forth in subsections (b) or (c) above and at the option of Payee in all other events, all principal and interest due under this Note shall become due and payable upon demand by Payee to Maker. Upon the occurrence of any Event of Default hereunder, Payee may exercise any and all other rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

Maker and all endorsers and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker, endorsers and other parties so liable. Maker waives any right of set-off with respect to amounts due hereunder.

There shall be due to Payee all of its reasonable expenses, charges, costs and fees whatsoever (including, without limitation, reasonable attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of Payee in connection with the collection or enforcement of this Note (all whether or not a suit or other proceeding is commenced). This Note shall be binding on Maker, and shall inure to the benefit of Payee, and their respective heirs, personal representatives, successors and assigns.

This Note shall be freely assignable by Payee, but may not be assigned or transferred by Maker without Payee’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. This Note shall be binding on Maker and its successors and assigns, and shall be binding upon and inure to the benefit of Maker, any future holder of this Note and their respective Payee and its successors and assigns. Until Maker receives notice of any such succession or assignment, Maker shall, however, be entitled to pay the Payee or, if applicable, the last successor or assignee for which Maker has received such notice.

This Note has been executed and delivered in, and shall be governed by, construed under, and enforced according to, the laws of the State of California, excluding such state’s conflict of law principles.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date first written above.

WITNESS:	QUADRAMED CORPORATION

	By:	/s/ John C. Wright
Name	Name: Title:	John C. Wright Chief Financial Officer